Pioneer Announces Third Quarter 2013 Results

Year-to-date revenues rise 9.2% to $67 million, EPS increases 37% over last year

Fort Lee, NJ, November 11, 2013 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a manufacturer of specialty electrical transmission and distribution equipment for applications in the utility, industrial and commercial markets, announced its results for the third quarter and year-to-date period ended September 30, 2013.

Third Quarter 2013 Highlights

▪	Revenue of $22.4 million, up 16.8% from $19.2 million in Q3 2012
▪	Gross margin of 26.3% of revenue, compared to 21.9% for the same period in the prior year
▪	Adjusted EBITDA of $2.7 million, compared to $1.6 million in Q3 2012
▪	Non-GAAP diluted EPS from continuing operations of $0.21, up 62% from $0.13 in the comparable prior year period

Nine Months Ended September 30, 2013 Highlights

▪	Revenue of $67.0 million, up 9.2% from $61.4 million during the first nine months of 2012
▪	Gross margin of 24.7% of revenue, compared to 22.1% for the same period in the prior year
▪	Adjusted EBITDA of $7.1 million, or 10.6% of sales, compared to $5.4 million, or 8.8% of sales in the first three quarters of 2012
▪	Non-GAAP diluted EPS from continuing operations of $0.63, up 37% from $0.46 in the comparable prior year period

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, "On several levels this was a landmark quarter for Pioneer. First, we achieved our goal to become publicly-traded on Nasdaq, and in doing so raised equity capital to accelerate our internal investment and acquisition growth plans. Second, we completed an acquisition to expand our custom-manufactured, circuit protection equipment product offering that we believe strengthens our overall value proposition to electrical distributors, starting in Southern California. Third, our existing businesses delivered solid core sales growth and we achieved significant year-over-year improvements in operating margin and earnings per share.”

Mr. Mazurek continued, “The visibility we have within our current backlog of purchase orders suggests that we should meet our previously issued revenue guidance of $89 to $95 million, and that we should meet or exceed our earnings guidance of $0.76 to $0.82 in non-GAAP EPS for full year 2013.”

Results for the Three and Nine Months Ended September 30, 2013

Revenue

For the three months ended September 30, 2013, consolidated revenue increased to $22.4 million, up $3.2 million, or 16.8%, from $19.2 million during the three months ended September 30, 2012. This revenue growth includes approximately $2.3 million from existing operations, or 12.3% on a year-over-year basis, and $0.9 million of incremental revenues from the recently acquired businesses, Pioneer Critical Power and Pioneer CEP. The 12.3% net increase in third quarter transformer sales was comprised of a 40.6% increase in liquid-filled transformer sales, partially offset by an 8.5% decrease in dry-type transformer sales. The liquid-filled transformers sales benefitted from strong demand by several perennial utility customers. The decrease in dry-type transformer sales was driven mostly by lower sales in the Canadian distributor channel, and to a lesser extent by lower OEM sales activity.

For the nine months ended September 30, 2013, consolidated revenue increased by $5.6 million, or 9.2%, to $67.0 million, up from $61.4 million during the nine months ended September 30, 2012. Approximately $4.2 million of the increase in revenue was derived from transformer sales, which increased by 7.0% to $65.6 million, as compared to $61.4 million for the nine months last year. This increase in transformer sales was driven mostly by several large orders for liquid-filled products, sales of which grew 22.2% on a year-over-year basis, particularly from utility customers and also from users in the oil & gas sectors. Offsetting these increases was a 5.6% decrease in dry-type unit sales, due primarily to two factors -- a large order in 2012 that was not repeated in 2013, and management’s decision to reduce sales discounts in the Canadian distribution channel which the Company believes also reduced demand. The remaining $1.4 million increase in consolidated revenue during 2013 was attributable to acquisitions.

Gross Margins

For the third quarter, the gross margin percentage was 26.3% of revenues, as compared to 21.9% during the third quarter of 2012. The gross margin percentage on sales of transformers increased by 4.0% during the third quarter, driven by higher sales and a sales mix that was more heavily-weighted towards larger, custom-designed substation-class transformers. The average gross margin percentage on standard, dry-type distribution transformers was stable during the quarter, as compared to the same period of 2012, on lower sales volume. Although still a small contributor in terms of total gross profit dollars, sales of circuit protection and control equipment, which was mostly in connection with critical power projects, had the effect of increasing the Company’s consolidated gross margin percentage by 0.4% during the third quarter of 2013, as compared to the same period last year, which was before Pioneer began manufacturing these products.

For the nine months ended September 30, 2013, the gross margin percentage increased to 24.7% of revenues, compared to 22.1% during the nine months ended September 30, 2012. The 2.6% increase in gross margin was due to several of the factors described above, but was also a result of a shift in mix towards more profitable product categories. Pioneer generally achieves higher gross margins from sales of engineered-to-order products (principally liquid-filled transformers and systems for critical power applications) than it does from the sale of dry-type transformers, a large portion of which consists of catalogue designs sold on a wholesale basis to electrical distributors. For the nine months ended September 30, 2013, as compared to the nine months ended September 30, 2012, liquid-filled transformers represented 50.6% of consolidated revenue (up from 45.2%), dry-type transformers represented 47.4% (down from 54.8%) and circuit protection and control equipment represented 2.0% (up from 0.0%).

Operating Income and Adjusted EBITDA

Operating income for the three months ended September 30, 2013 was $2.3 million, up from $1.2 million during the comparable period of last year. For the nine months ended September 30, 2013, operating income rose to $5.9 million, up from $4.0 million during the first nine months of 2012. The increase in operating income resulted from higher sales, an increase in our gross profit margin, and selling, general and administrative expense that remained stable as a percentage of our revenue. Selling, general and administrative expense represented 16.1% and 15.9% of our consolidated revenue during the three and nine month periods ended September 30, 2013, respectively, as compared to 16.7% and 15.9% during the same periods of last year.

A significant portion of the operating expense consists of non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, Adjusted EBITDA for the three months ended September 30, 2013 was $2.7 million, as compared to $1.6 million during the prior year period. For the nine months ended September 30, 2013, Adjusted EBITDA rose by 32% to $7.1 million, or 10.6% of consolidated revenue, as compared to an Adjusted EBITDA margin of 8.8% during the first nine months of 2012. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Earnings from Continuing Operations and Per Diluted Share

The Company generated net earnings from continuing operations of $1.0 million and $3.2 million for the three and nine months ended September 30, 2013, as compared to $0.2 million and $1.9 million during the three and nine months ended September 30, 2012. Earnings from continuing operations per basic and diluted share for the three and nine months ended September 30, 2013 were $0.17 and $0.53, as compared to $0.04 and $0.33 for the three and nine months ended September 30, 2012. Earnings from continuing operations benefitted from a higher operating income margin on increased sales, together with lower interest expense. These improvements, as compared to the three and nine months ended September 30, 2012, were partially offset by foreign exchange losses and increased non-operating expenses primarily related to acquisitions.

On a non-GAAP basis, excluding special items, the Company reported earnings from continuing operations of approximately $1.3 million during the three months ended September 30, 2013, or $0.21 per diluted share, up 62% from $0.13 per diluted share, or $0.8 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013, non-GAAP earnings increased to $3.7 million, or $0.63 per diluted share, up 37% from $0.46 per diluted share, or $2.7 million for the nine months ended September 30, 2012. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Conference Call Information

Pioneer will host a conference call today at 4:30 p.m. EST. The call will be webcast live and accessed at http://public.viavid.com/index.php?id=106248. The call can also be accessed by dialing 877-941-1427 or 480-629-9664 (international). A replay of the call will be available through November 18, 2013 by dialing 877-870-5176 or 858-384-5517 (international), passcode 4643755.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a manufacturer of specialty electrical transmission and distribution equipment and provides through its subsidiaries a broad range of custom-engineered and general purpose solutions for electrical applications in the utility, industrial and commercial markets. The Company is headquartered in Fort Lee, New Jersey and operates from eight additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

For more information regarding Pioneer's financial performance during the third quarter ended September 30, 2013, please refer to the Form 10-Q to be filed with the Securities and Exchange Commission on November 12, 2013.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) general economic conditions and their effect on demand for electrical equipment, particularly in the commercial construction market, but also in the power generation, industrial production, data center, oil and gas, marine and infrastructure industries, (ii) the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, (iii) the fact that many of the Company’s competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company’s dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and that any change in the level of orders from these customers could have a significant impact on the Company’s results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company’s chairman, president and chief executive officer, (vi) the Company’s ability to expand its business through strategic acquisitions, (vii) the Company’s ability to integrate acquisitions and related businesses, (viii) the Company’s ability to generate internal growth, maintain market acceptance of its existing products and gain acceptance for its new products, (ix) unanticipated increases in raw material prices or that disruptions in supply could increase production costs and adversely affect the Company’s profitability, (x) restrictive loan covenants and/or the Company’s ability to repay or refinance debt under its credit facilities which may limit the Company’s ability to grow its business, (xi) the Company’s ability to realize revenue reported in its backlog, (xii) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (xiii) strikes or labor disputes with employees may adversely affect the Company’s ability to conduct its business, (xiv) fluctuations between the U.S. dollar and the Canadian dollar that impact the Company’s revenues and earnings, (xv) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company’s markets and its ability to access capital markets, (xvi) the fact that the Company’s chairman controls a majority of the Company’s combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xvii) future sales of large blocks of the Company’s common stock which may adversely impact the Company’s stock price, and (xviii) the liquidity and trading volume of the Company’s common stock.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company’s Form 10-K filed with the SEC on April 1, 2013 and its Form 10-Q to be filed with the SEC on November 12, 2013. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$22,447	$19,226	$66,993	$61,362
Cost of goods sold	16,548	15,008	50,434	47,791
Gross profit	5,899	4,218	16,559	13,571
Operating expenses
Selling, general and administrative	3,610	3,216	10,662	9,767
Foreign exchange (gain) loss	(4)	(160)	43	(245)
Total operating expenses	3,606	3,056	10,705	9,522
Operating income	2,293	1,162	5,854	4,049
Interest expense	226	256	594	699
Other expense	236	39	403	69
Earnings from continuing operations before income taxes	1,831	867	4,857	3,281
Provision for income taxes	822	640	1,674	1,337
Earnings from continuing operations	1,009	227	3,183	1,944
Loss from discontinued operations, net of income taxes	-	-	-	(161)
Net earnings	$1,009	$227	$3,183	$1,783

Earnings from continuing operations per share:
Basic	$0.17	$0.04	$0.53	$0.33
Diluted	$0.17	$0.04	$0.53	$0.33

Earnings per common share:
Basic	$0.17	$0.04	$0.53	$0.30
Diluted	$0.17	$0.04	$0.53	$0.30

Weighted average common shares outstanding:
Basic	6,051	5,907	5,956	5,907
Diluted	6,083	5,915	5,977	5,910

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$3,290	$467
Accounts receivable	12,135	10,579
Inventories	13,436	14,912
Income taxes receivable	67	69
Deferred income taxes	792	563
Prepaid expenses and other current assets	1,170	885
Current assets of discontinued operations	-	47
Total current assets	30,890	27,522
Property, plant and equipment	12,639	10,937
Noncurrent deferred income taxes	577	700
Other assets	968	798
Intangible assets	5,071	5,329
Goodwill	8,409	6,892
Total assets	$58,554	$52,178

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Revolving credit facilities	$2,077	$-
Accounts payable and accrued liabilities	12,403	12,044
Current maturities of long-term debt and capital lease obligations	2,327	7,335
Income taxes payable	1,105	1,135
Current liabilities of discontinued operations	-	125
Total current liabilities	17,912	20,639
Long-term debt and capital lease obligations, net of current maturities	8,090	9,795
Pension deficit	653	837
Noncurrent deferred income taxes	2,933	2,992
Total liabilities	29,588	34,263
Shareholders’ Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 7,172,255 and 5,907,255 shares and issued and outstanding	7	6
Additional paid-in capital	16,084	8,065
Accumulated other comprehensive loss	(1,088)	(936)
Retained earnings	13,963	10,780
Total shareholders’ equity	28,966	17,915
Total liabilities and shareholders’ equity	$58,554	$52,178

PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Reconciliation to Non-GAAP Net Earnings and Diluted EPS:
Earnings per share from continuing operations (GAAP measure)	$0.17	$0.04	$0.53	$0.33
Earnings from continuing operations (GAAP measure)	$1,009	$227	$3,183	$1,944
Amortization of acquisition intangibles	71	71	213	214
Stock-based compensation expense	32	69	140	202
Non-recurring acquisition and reorganization costs	236	-	405	32
(Gain) loss on sale of assets	-	(6)	(2)	(8)
Withdrawn financing transaction costs	-	45	-	45
Non-recurring tax (recoveries) non-cash charges, net	-	410	-	410
Tax effects	(94)	(38)	(191)	(123)
Non-GAAP net earnings	$1,254	$778	$3,748	$2,716
Non-GAAP net earnings per diluted share	$0.21	$0.13	$0.63	$0.46
Weighted average diluted shares outstanding	6,083	5,915	5,977	5,910

Reconciliation to Adjusted EBITDA:
Earnings from continuing operations (GAAP measure)	$1,009	$227	$3,183	$1,944
Interest expense	226	256	594	699
Provision for income taxes	822	640	1,674	1,337
Depreciation and amortization	372	394	1,094	1,124
Non-recurring acquisition and reorganization costs	236	-	405	32
(Gain) loss on sale of assets	-	(6)	(2)	(8)
Withdrawn financing transaction costs	-	45	-	45
EBITDA	2,665	1,556	6,948	5,173
Adjustments to EBITDA:
Stock-based compensation expense	32	69	140	202
Adjusted EBITDA (Non-GAAP measure)	$2,697	$1,625	$7,088	$5,375

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

Amounts may not foot due to rounding.

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